Exhibit 10.27

July 18, 2006

Vince Rossi

5907 Foligno Way

San Jose, CA 95138

Dear Vince:

On behalf of St. Bernard Software, Inc., I am pleased to offer you the position of President/Chief Operating Officer, reporting directly to me, John Jones, CEO. The President/Chief Operating Officer position is responsible for all functions of the company except for Finance and Business Development. This offer is contingent on the closure of merger between Sand Hill and St. Bernard Software.

For purposes of this letter agreement, the following definitions will be in effect:

Base Salary means the annual rate of base salary in effect for you immediately prior to a Change in Control or your Termination Without Cause.

Board means the Company’s Board of Directors.

Change in Control means a change in the ownership or control of the Company affected through any of the following transactions:

(i) a merger or consolidation approved by the Company’s stockholders in which securities possessing more than fifty percent (50%) of the total combined voting power of the company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company;

(iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stock holders; or

(iv) a change in the composition of the board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company’s publicly traded common stock

Company means St. Bernard Software, a Delaware corporation, or any successor corporation, whether or not resulting from a Change in Control.

Disability means your inability to perform the normal and usual duties of your position with the Company by reason of any physical or medical impairment, which is expected to result in death or continue for a period of twelve (12) consecutive months or more.

Health Care Coverage means the continued coverage to which you and your eligible dependents may become entitled under the Company’s health care plans pursuant to the severance benefit provisions.

Termination Without Cause means (i) the involuntary termination of your employment with the Company other than a Termination for Cause or

(i)	a material reduction in your duties and responsibilities or the level of management to which you report also if the employee was a Section 16 reporting officer of the Company and is not deemed to be a Section 16 reporting officer,

(ii)	a reduction in your level of compensation (including Base Salary, fringe benefits and target bonus under any corporate- performance based bonus or incentive programs) by more than fifteen percent (15%)

(iii)	a relocation of your principal place of employment by more than fifty (50) miles.

Stock Option means any outstanding stock option you hold under the Company’s stock option plan at the time of a Change in Control or upon your Termination Without Cause.

Stock Option Parachute Payment means the portion of that Stock Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued hereunder. The portion of such Stock Option which is categorized as a Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company’s employ as a condition to the vesting of the accelerated installment,

Parachute Payment means any payment or benefit provided you, which is deemed to constitute a parachute payment within the meaning of Code Section 2800(b)(2) and the Treasury Regulations issued there under.

Plan means (i) the Company’s 2005 Stock Incentive Plan, as amended or restated from time to time, (ii) any successor stock incentive plan subsequently implemented by the company.

Target Bonus means the target bonus (as a percentage of base salary) in effect for you under the Company’s annual cash incentive bonus program immediately prior to a Change in Control or your Termination Without Cause.

Termination for Cause means the Company’s termination of your employment for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct by you which has a materially adverse effect upon the Company’s business or reputation, (iv) your continued failure to perform the major duties, functions and responsibilities of your position after written notice from the Company identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days or (v) a material breach of your fiduciary duties as an officer of the Company.

The pertinent points of the offer are:

Start Date:	Immediately after closure of Sand Hill merger.

Salary:	$10,625.00 paid twice a month ($255,000 if annualized.)

Sign On Bonus:	$100,000 payable at start date,

Annual Bonus:	You will be eligible for an annual bonus of 50% of base salary, paid based on the financial performance of the company. The first year bonus is guaranteed assuming that you are still employed at the end of the year. Bonus payments will be made on a quarterly basis.

Stock Options:

As part of your employment offer, the Board of Directors will be petitioned to grant you the following incentive stock options:

Number of Shares: 480,000 total after merger options

Grant price = market price at time of grant

Vesting Schedule: 3 years vesting as follows:

¡      160,000 with 1-year cliff (can not exercise for the first year)

¡      160,000 with 2-year cliff (can not exercise for two years)

¡      160,000 with 3-year cliff (can not exercise for three years)

These options will be governed by the 2005 St. Bernard Stock Option Plan, which will exist after the merger.

Benefits:	Current Benefits include medical, dental, life, and long-term disability insurance, voluntary vision, additional voluntary life, 401 (k) program, holidays, educational reimbursement, and you will accrue 120 hours of PTO (Personal Time Off) during your first year of employment. All benefits are available the first day of the month following hire.

Travel:	Reasonable travel and living expense will be reimbursed.

In the event of a Change in Control you will become entitled to receive the following:

1. Accelerated Stock Option Vesting

Each outstanding Stock Option, which you hold at the time of the Change in Control will immediately vest and become exercisable. Accelerated Stock Options will remain exercisable until the expiration of the option term.

2. Equity Value Adjustment

At the time of a Change in Control if the company’s Common Stock value is less than $7.50 per share, you will receive an equity value adjustment payment from the Company in an amount equal to three (3) times the sum of your annual rate of Base Salary and Target Bonus, subject to all applicable withholding taxes. The equity value adjustment payment shall be made to you in one lump sum payment, payable no later than 30 days after the Change of Control.

3. Severance Payment

Should your employment with the Company terminate by reason of a Termination Without Cause within twelve (12) months after a Change in Control then you will receive a severance payment from the Company in an amount equal to the sum of your annual rate of Base Salary and Target Bonus, subject to all applicable withholding taxes. The severance payment shall be made to you in one lump sum payment, payable no later than the date your Termination Without Cause.

4. Health Care Coverage

The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company’s medical/dental plan in effect on the date of the occurrence of a Termination without Cause for a period of 12 months.

Should your employment with the Company terminate by reason of a Termination Without Cause you will become entitled to receive the following benefits.

1. Accelerated Stock Option Vesting

You shall receive 12 months of additional vesting for all outstanding Stock Options which you hold at the time of your Termination Without Cause. Such Stock Options will immediately vest and remain exercisable until the earlier of (i) the expiration of the option term or (ii) the end of the three (3)-month period following the date of your Termination Without Cause.

2. Severance Payment

You will receive a severance payment from the Company in an amount equal to the sum of your annual rate of Base Salary and Target Bonus, subject to all applicable withholding taxes. The severance payment shall be made to you in one lump sum payment, payable no later than the date your Termination Without Cause.

3. Health Care Coverage

The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company’s medical/dental plan in effect on the date of the occurrence of a Termination Without Cause for a period of 12 months.

EFFECT OF CODE SECTION 280G

1. Excise Tax

If any payment or distribution by the Company to you for your benefit, whether pursuant to the terms of this Agreement or otherwise (a “Payment”), constitutes a parachute payment within the meaning of Code Section 2800(b)(2) and is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incured by you with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), the Company will make an additional payment (a “Gross-Up Payment”) to you in an amount such that, after payment by you of all taxes (including, any interest or penalties imposed with respect to such taxes) including, without limitation, any federal, state or local income and employment taxes and the Excise Tax imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Payment.

MISCELLANEOUS

1. Amendments and Termination

This letter agreement may only be amended by written instrument signed by you and an authorized officer of the Company and shall remain in effect during your term of employment.

2. Termination for Cause

Should your employment cease by reason of a Termination for Cause or should you voluntarily resign under circumstances which would otherwise constitute grounds for a Termination for Cause, then the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days.

3. Death

Should you die before receipt of one or more salary continuation/target bonus payments to which you become entitled under this letter agreement, then those payments will be made to the executors or administrators of your estate. Should you die before you exercise all your outstanding Options as accelerated hereunder, then such Options may be exercised, within twelve (12) months after your death, by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term.

4. Indemnification

The indemnification provisions for Officers and Directors under the Company By Laws will (to the maximum extent permitted by law) be extended to you, during the period following your Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during your period of employment with the Company.

5. Legal Fees and Expenses

The Company will pay all legal fees and expense (including but not limited to reasonable attorneys’ fees), which you may incur as a result of the Company’s contesting the validity, enforceability or your interpretation of, or determinations under, this letter agreement or the Company’s failure to perform its obligations under this letter agreement. To indicate your acceptance of this offer on the terms and conditions described in this letter, please sign and date this letter where indicated.

Employment Agreement

As a further condition of employment, you are required to read, sign and abide “Proprietary Information, Inventions, and Non-Solicitation Agreement”. You will also be asked to provide two Documents establishing your identity and work authorization (i.e. drivers’ license and social security card, birth certificate or passport) so that we can comply with the Immigration Reform and Control Act of 1986.

This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any (Change in Control) and is to be construed and interpreted under the laws of the State of California if any provision of this letter agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force an I effect.

Employment At Will

If you accept this offer, your employment with St. Bernard Software will be considered employment at-will. This means that employment is for an unspecified duration and constitutes at-will employment within the meaning of California Labor Code Section 2922. Either party has the freedom to terminate the relationship at any time with or without cause or advance notice. No employee of St. Bernard, other than the Chief Executive Officer, has the authority to alter the at-will employment relationship.

Vince, we look forward to you joining St. Bernard Software and are excited about you joining our team. We look forward to welcoming you as a new and key member of St. Bernard Software’s Team and to creating a mutually successful and prosperous business relationship! If you have any questions, please feel free to contact me directly or Jeannie Moravits, VP of Human Resources (858-524-2080).

Kind Regards,

John Jones
Chief Executive Officer
St. Bernard Software

PLEASE SIGN AND RETURN THIS COMPLETE LETTER TO CONFIRM YOUR ACCEPTANCE OF THIS OFFER.

July 18, 2006

Vince Rossi	Date

July 18, 2006